State of Delaware
Secretary of State
Division of Corporations
Delivered 07:49 PM 09/19/2007
FILED 06:07 PM 09/19/2007
SRV 071033101 - 3365635 FILE

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF CATALYST LIGHTING GROUP, INC.

The undersigned, Kevin R. Keating, the Chief Executive Officer of Catalyst Lighting Group, Inc. (the "Corporation"), a corporation organized and existing by virtue of the General Corporation Law (the "GCL") of the State of Delaware, does hereby certify pursuant to Section 103 of the GCL as to the following:

1. The name of the Corporation is Catalyst Lighting Group, Inc. The original name of the Corporation is Wentworth III, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 7, 2001.

2. The Fourth Article of the Corporation's Certificate of Incorporation is hereby amended in its entirety to read as follows:

"The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 210,000,000 shares, of which 200,000,000 shares shall be classified as common stock, $0.0001 par value per share ("Common Stock"), and 10,000,000 shares shall be classified as preferred stock, $0.0001 par value per share ("Preferred Stock"), issuable in series as may be provided from time to time by resolution of the Board of Directors.

A. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation (as defined in Section B, below), the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote. The Common Stock does not have cumulative voting rights.

B. Preferred Stock. The Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the GCL.

Effective as of September 25, 2007 (the "Effective Time"), each share of Common Stock of the Corporation issued and outstanding or held as treasury shares at the Effective Time (the "Old Common Stock") shall automatically be reclassified and continued (the "Reverse Split"), without any action on the part of the holder thereof, as 0.10 of one share of Common Stock subject to the special treatment described below.

In connection with the Reverse Split, there will be special treatment of stockholders of record as of the Effective Time holding fewer than 1,000 shares of common stock to prevent those stockholders from holding less than 100 shares after the Reverse Split. The special treatment is being afforded to preserve round lot stockholders (i.e., holders owning at least 100 shares). Accordingly, stockholders holding less than 1,000 shares but at least 100 shares as of the Effective Time ("Eligible Holders"), will receive 100 shares of common stock after the Reverse Split. The Reverse Split will not affect the common stock held by stockholders holding less than 100 shares as of the Effective Time. No fractional shares will be issued for any fractional share interest created by the Reverse Split and held by a stockholder with more than 100 shares after the Reverse Split; those stockholders will receive a full share of common stock for any fractional share interests created by the Reverse Split.

Pursuant to the foregoing, and separate from the Reverse Split, the par value of the Corporation's authorized shares of Common Stock has been reduced from $0.01 per share to $0.0001 per share. Accordingly, the Corporation's stated capital shall be reduced by an amount equal to $0.0099 for each share of Common Stock issued prior to the effectiveness of this Certificate of Amendment. Further, as a result of the Reverse Split provided for herein, the Corporation's stated capital shall be further reduced by an amount equal to $0.0001 for each share of Common Stock issued prior to the effectiveness of this Certificate of Amendment which, as a result of the Reverse Split provided for herein, are no longer issued shares of Common Stock."

3. The terms and provisions of this Certificate of Amendment (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein, and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Incorporation on this 19th day of September, 2007.

By: [signature]
Kevin R. Keating, Chief Executive Officer